Exhibit 99.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

        This SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Second Amendment”), to Rights Agreement dated as of June 11, 1996 (the “Rights Agreement”), between Tegal Corporation, a Delaware corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Rights Agent”), as successor Rights Agent to Chasemellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Predecessor Rights Agent”), is made and entered into as of July 6, 2005. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

        WHEREAS, the Company and the Predecessor Rights Agent previously entered into the Rights Agreement and the First Amendment to Rights Agreement dated as of January 15, 1999, and the Company and the Rights Agent previously entered into the Amendment to the Rights Agreement dated as of January 18, 2005; and

        WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

        NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

    1.        Section 1.1 of the Rights Agreement is hereby restated in its entirety as follows:

1.1 “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan or (ii) any Existing Holder. “Existing Holder” shall mean each Special Situations Fund III, L.P. together with all of its Affiliates and Associates. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would not longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement.

Notwithstanding anything in this definition of “Acquiring Person” to the contrary, if, at the time of the adoption of this Agreement, any Person together with any of his Affiliates or Associates is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, such Person shall not become an Acquiring Person unless and until such time as (i) such Person or Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of any additional shares of Common Stock (less any shares referred to in clause (ii)) or (ii) any other Person or Persons who is or are the Beneficial Owner of an aggregate of any additional shares of Common Stock (less any shares referred to in clause (i)) shall become an Affiliate or Associate of such Person and as a result of either clause (i) or (ii), such Person shall together with any of his Affiliates or Associates is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

    2.        This Second Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

    3.        This Second Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

TEGAL CORPORATION	By: /s/ Thomas R. Mika Name: Thomas R. Mika Title: President and Chief Executive Officer
REGISTRAR AND TRANSFER COMPANY	By: /s/ William P. Tatler Name: William P. Tatler Title: Vice President